UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2006

FLORIDA POWER CORPORATION
d/b/a Progress Energy Florida, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-3274	59-0247770
(Commission File Number)	(IRS Employer Identification No.)

100 Central Avenue, St. Petersburg, Florida	33701-3324
(Address of Principal Executive Offices)	(Zip Code)

727-820-5151
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the upcoming departure of the Florida Power Corporation d/b/a Progress Energy Florida (the "Company") President and CEO, H. William Habermeyer Jr., the Company has agreed that Mr. Habermeyer will remain an employee for a transition period through April 1, 2007. This accommodation is being made to aid in an orderly transition of responsibilities, to effectuate a termination of Mr. Habermeyer’s existing employment agreement, effective on or about May 31, 2006, and in consideration of the Company’s receipt of a release and a non-competition agreement. During Mr. Habermeyer’s transitional time, he has agreed to assist the Company with transition issues on an as-needed basis. Mr. Habermeyer will not receive any salary or additional bonus accruals during the transitional time, but he will continue to participate and accrue service in the various Company benefit plans and previously granted incentive awards. As a result of the transitional time, Mr. Habermeyer is expected to receive an additional retirement benefit of approximately $1,400 per month and a vesting of 5,133 shares of previously granted restricted stock. Additionally, the Company has agreed to allow Mr. Habermeyer to participate in the Company’s retiree medical plan and retiree corporate matching gift program.

Item 1.02 Termination of a Material Definitive Agreement.

The information concerning the upcoming departure of Mr. Habermeyer from the Company presented in Item 1.01 above is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA POWER CORPORATION
d/b/a PROGRESS ENERGY FLORIDA, INC.
Registrant

By:	/s/ Jeffrey M. Stone
Jeffrey M. Stone
Chief Accounting Officer

Date: March 17, 2006